Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS FOURTH QUARTER REVENUE UP 35% TO $23.9 MILLION,
FEATURES STRONG LEAD MANAGEMENT AND ATHERECTOMY PRODUCT SALES
Introduces 2008 Financial Guidance
COLORADO SPRINGS, Colo. (February 20, 2008) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the quarter and year ended December 31, 2007.
Revenue for the fourth quarter of 2007 was $23.9 million, up 35% compared with revenue of $17.7 million for the fourth quarter of 2006. Disposable product revenue rose 36% to $19.6 million, laser revenue increased 55% to $2.1 million, and service and other revenue increased 14% to $2.2 million, all compared with the fourth quarter of 2006. The increase in disposable product revenue was comprised of a 32% increase in vascular intervention product sales (including atherectomy products and support catheters) and a 45% increase in lead management revenue, compared with the prior-year fourth quarter.
The worldwide installed base of lasers increased to 743 as of December 31, 2007 (587 in the United States), which included net laser placements of 30 units in the fourth quarter of 2007, compared with 38 net placements in the fourth quarter of 2006.
Gross margin for the quarter was 72% of revenue, compared with 73% in the fourth quarter of the prior year. Operating expenses in the quarter were $17.1 million, up 16% from the prior-year fourth quarter due primarily to an expanded field sales organization, which totaled 104 employees as of December 31, 2007.
Pre-tax income for the fourth quarter of 2007 was $628,000, compared with a pre-tax loss of $1.2 million for the fourth quarter of 2006. Results in the fourth quarter of 2006 included $690,000 for an unfavorable verdict in an intellectual property dispute, and legal fees of approximately $500,000 for litigation related to the dispute. Given the Company’s significant historical net operating losses that are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result management believes that pre-tax income or loss is the most appropriate measure of its operating performance.
For the fourth quarter of 2007 Spectranetics reported a net loss of $89,000, or $0.00 per share, compared with a net loss of $952,000, or $0.03 per share, in the fourth quarter of 2006.

Cash, cash equivalents and current and non-current investment securities totaled $54.4 million as of December 31, 2007, compared with $56.5 million as of December 31, 2006 and $53.8 million as of September 30, 2007.
“I am proud to report that during 2007 Spectranetics strengthened its competitive position and achieved our financial objectives, including record revenue and pre-tax income,” said John G. Schulte, President and Chief Executive Officer. “With the successful introduction of the TURBO-Booster® into nearly 300 accounts, we believe we can treat the broadest range of lesions throughout the entire leg. In addition, sales of our lead management products were above our expectations in the quarter, and we believe that business has reached an inflection point. In light of opportunity in this area, we are expanding the sales force dedicated to lead management while simultaneously refocusing the larger portion of our sales group solely on vascular intervention products. This split of the sales team, which we initiated in January, allows our sales representatives to more effectively build their business by concentrating on one set of products and call points.
“We will continue to make strategic investments in clinical trial programs such as the PATENT and SALVAGE trials for in-stent restenosis, in addition to product development programs related to our laser system and disposable products. These investments provide us with an opportunity to further penetrate existing markets and to potentially expand the applications and indications for use of our technology. Our outlook for 2008 reflects confidence in our technology and products, our markets and our employees.”
Full Year 2007 Financial Results
Revenue for 2007 rose 31% to $82.9 million, from $63.5 million for 2006. Disposable product revenue was $68.6 million, up 36% compared with $50.6 million in 2006, and equipment revenue was $6.3 million, up 7% from $5.9 million in 2006. Service and other revenue in 2007 was $7.9 million, up 13% compared with $7.0 million in 2006.
Gross margin for 2007 was 74%, compared with 73% in 2006. Operating expenses in 2007 were $60.9 million, up 22% from $49.7 million in 2006, primarily related to the expansion of our field sales organization, which increased from 77 employees to 104 employees during the year ended December 31, 2007.
Pre-tax income for 2007 was $2.7 million as compared with a pre-tax loss of $1.3 million in 2006. Pre-tax loss for 2006 included $690,000 for an unfavorable verdict in an intellectual property dispute, and legal fees of approximately $500,000 for litigation related to the dispute.
Net income for 2007 was $7.2 million, or $0.21 per diluted share, compared with a net loss of $1.4 million, or $0.05 per share, in 2006. Net income for 2007 included a $6.6 million non-cash income tax benefit, recorded in the second quarter of 2007, which established a deferred tax asset representing the amount of net operating losses the Company currently expects to offset with future taxable income. This income tax benefit was offset by a provision for income taxes of $2.0 million, leaving a net income tax benefit of $4.6 million for 2007. Given the Company’s significant historical net operating losses, any income tax expense or benefit is a non-cash item; therefore, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.
2008 Financial Guidance
The Company expects revenue for 2008 to be within the range of $104 million to $110 million, representing 25% to 33% growth compared with 2007.

Gross margin for 2008 is expected to be within the range of 72% — 74%. Research, development and other technology costs are expected to be approximately 14% to 15% of revenue and selling, general and administrative costs are expected to be within the range of 55% — 58% of revenue. Gross margin and operating expense costs may fall outside of the ranges provided above in any given quarter due to factors that include, but are not limited to, timing of move-related costs associated with the move of our manufacturing operations to an expanded facility, product development costs, clinical trial enrollment rates and expansion of the field sales organization.
Pre-tax income for 2008 is expected to be within the range of $1.0 million to $5.0 million. The Company believes that pre-tax income is the most relevant measure of its operating performance given that income taxes are a non-cash expense due to historical net operating losses available to offset future taxable income. For that reason and the fact that significant fluctuations in the effective income tax rate are expected from quarter to quarter, the Company is not providing guidance on net income.
This guidance takes into consideration the following key factors related to gross margin and operating expenses:
•
Costs associated with relocation and consolidation of the Company’s headquarters and manufacturing operations to an expanded facility in Colorado Springs. The move of manufacturing operations is expected to commence in the first quarter and be substantially complete by the end of 2008.

•	Costs associated with the addition of manufacturing engineering and quality assurance personnel to support our continuing and anticipated growth in our manufacturing operations.

•
Research, development and other technology costs include increased design and development costs for enhancements to the excimer laser system and increased costs associated with various clinical research, which is primarily targeted at in-stent restenosis, safety data on the removal of pacemaker and defibrillator leads and the treatment of thrombus-laden lesions.

•	Expansion of our sales and marketing organization by eight to ten professionals outside of the United States, primarily in Europe.
In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; anticipated timing and costs associated with the relocation and consolidation of its headquarters and manufacturing operation, and other risk factors discussed in Spectranetics’ publicly filed documents.
Conference Call
Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 34497370. The web site replay will be available for 14 days following the completion of the call.

About Spectranetics
Founded in 1984, Spectranetics manufactures and sells the only excimer laser approved in the United States, Europe and Japan for use in minimally invasive cardiovascular procedures. This technology treats complex cardiovascular conditions by photo-ablating multiple lesion types into tiny particles that are easily absorbed into the blood stream. The Company’s disposable catheters use high-energy “cool” ultraviolet light to vaporize arterial blockages in the legs and heart, as well as scar tissue encapsulating pacing and defibrillation leads. For more information visit www.spectranetics.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its headquarters and manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue	$23,910	$17,682	$82,874	$63,490
Cost of revenue	6,753	4,837	21,956	16,955

Gross profit	17,157	12,845	60,918	46,535
Gross margin %	72%	73%	74%	73%
Operating expenses:
Selling, general and administrative	14,105	11,256	50,047	39,824
Research, development and other technology	3,023	3,494	10,815	9,910

Total operating expenses	17,128	14,750	60,862	49,734

Operating income (loss)	29	(1,905)	56	(3,199)
Other income, net	599	694	2,598	1,917

Income (loss) before taxes	628	(1,211)	2,654	(1,282)
Income tax benefit (expense)	(717)	259	4,575	(165)

Net income (loss)	$(89)	$(952)	$7,229	$(1,447)

Earnings (loss) per common and common equivalent share — basic	$0.00	$(0.03)	$0.23	$(0.05)

Earnings (loss) per common and common equivalent share — diluted	$0.00	$(0.03)	$0.21	$(0.05)

Weighted average shares outstanding
Basic	31,407	30,831	31,225	29,130

Diluted	31,407	30,831	33,783	29,130

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	December 31,	December 31,
	2007	2006
Assets	(Unaudited)
Current assets
Cash, cash equivalents and investment securities	$50,000	$48,014
Accounts receivable, net	14,437	11,185
Inventories	5,892	5,067
Deferred tax asset, current	2,213	49
Other current assets	1,835	1,440

Total current assets	74,377	65,755
Property, plant and equipment, net	25,412	16,176
Investment securities, non-current	4,387	8,453
Deferred tax asset, non-current	3,238	709
Other assets	632	401

Total assets	$108,046	$91,494

Liabilities and stockholders’ equity
Current liabilities	$15,990	$13,203
Non-current liabilities	251	3
Stockholders’ equity	91,805	78,288

Total liabilities and stockholders’ equity	$108,046	$91,494

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)
Financial Summary:

	2006		2007
	4th Qtr		1st Qtr		2nd Qtr		3rd Qtr		4th Qtr
(000’s, except laser sales and installed base amounts)
Laser revenue:
Equipment sales	$819		$402		$381		$1,185		$1,296
Rental fees	558		661		709		821		836

Total laser revenue	1,377		1,063		1,090		2,006		2,132

Disposable products revenue:
Vascular intervention revenue	9,635		10,124		12,527		12,110		12,701
Lead management revenue	4,767		4,302		4,829		5,143		6,899

Total disposable products revenue	14,402		14,426		17,356		17,253		19,600

Service and other revenue	1,903		1,876		1,927		1,967		2,178

Total revenue	17,682		17,365		20,373		21,226		23,910

Pre-tax income (loss)	(1,211)	*	165	*	1,017	*	844	*	628	*

Cash flow generated by (used in) operating activities	197		(3,799)		1,667		(200)		2,099
Total cash and investment securities-current and non-current	56,467		52,833		53,472		53,833		54,387
Laser sales summary:
Laser sales from inventory	7		3		2		3		5
Laser sales from evaluation/rental units	0		0		1		4		4

Total laser sales	7		3		3		7		9
* Includes stock-based compensation of $688, $669, $714, $859 and $938 respectively.
Worldwide Installed Base Summary:

Laser sales from inventory	7	3	2	3	5
Rental placements	30	32	38	25	25
Evaluation placements	5	5	5	4	8

Laser placements during quarter	42	40	45	32	38
Buy-backs/returns during quarter	(4)	(6)	(9)	(12)	(8)

Net laser placements during quarter	38	34	36	20	30
Total lasers placed at end of quarter	623	657	693	713	743
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